Exhibit 99.1

Industrial Services of America, Inc.
Announces New Board Member

LOUISVILLE, KY. (February 29, 2012) -- Industrial Services of America, Inc. (NASDAQ: IDSA), a company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities for domestic users and export markets and offers programs and equipment to help businesses manage waste, today announced that Ms. Francesca "Rudy" Scarito has been appointed to the Board of Directors.

Ms. Scarito has extensive experience in the public equity markets.  She holds an MBA from Harvard Business School and an A.B. from Dartmouth College.  Ms. Scarito has been an investment banker for over 20 years with a combined 9 years at Lehman Brothers and Goldman Sachs.  Her knowledge of the scrap and waste sector will be a tremendous benefit to the Company.  Ms. Scarito will replace Mr. Timothy Hazlett who resigned for personal reasons.

Harry Kletter, the 84 year old founder and Chairman of ISA states, "The Company is very fortunate that Ms. Scarito has agreed to be part of our Company. We experienced tremendous growth during 2009 and 2010.  Although 2011 posed some challenges, we have repositioned the Company for controlled growth, and are adding resources internally and externally to execute this vision. As part of our revamped Board of Directors, Ms. Scarito has the public markets expertise to be able to counsel and assist our new CFO, Mr. Robert Coleman, and our President, Brian Donaghy, as they lead the Company forward.  As previously announced, Dr. David Russell recently joined our Board of Directors.  Dr. Russell holds a Ph.D. in risk management from the University of Pennsylvania's Wharton School and also an M.A. from the University of Pennsylvania.

ISA's 2012 SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.

About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company whose core business is buying, processing and marketing scrap metals and recyclable materials for domestic users and export markets. Additionally, ISA offers commercial, industrial and business customers a variety of programs and equipment to manage waste. More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. Specific risks include fluctuations in the price of recycled materials, varying demand for waste managing systems, equipment and services, competitive pressures in waste managing systems and equipment, competitive pressures in the waste managing business, and loss of customers. Further information on factors that could affect ISA's results is detailed in ISA's filings with the Securities and Exchange Commission. ISA undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

Key words: recycling, scrap, ferrous, non-ferrous materials, waste management, international markets, global markets.

Contact:

Industrial Services of America, Inc.

Robert Coleman, CFO, 502-366-3452

bcoleman@isa-inc.com

http://www.isa-inc.com/